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FORM 4
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                                 U.S. SECURITIES AND EXCHANGE COMMISSION
                                          Washington, DC 20549

                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
/ / Check box if no
    longer subject to         Filed pursuant to Section 16(a) of the Securities
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations         Public Utility Holding Company Act of 1935
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

------------------------------------------------------------------------------------------------------------------------------------
| 1. Name and Address of Reporting Person(1) | 2. Issuer Name and Ticker or Trading Symbol  |6. Relationship of Reporting Person to|
|    Winchester, Robert R.                   |    Martin Marietta Materials, Inc. (MLM)     |     Issuer (Check all applicable)    |
|--------------------------------------------|----------------------------------------------|                                      |
| (Last)          (First)          (Middle)  | 3. IRS Identification   | 4.  Statement For  |   ----Director      ---10% Owner     |
|                                            |    Number of Reporting  |     Month/Year     |                                      |
|                                            |    Person, if an Entity |                    |    X  Officer (give ---Other (Specify|
|                                            |    (Voluntary)          |      4/1999        |   ---          title           below)|
|    2710 Wycliff Road                       |                         |                    |                below                 |
|                                            |                         |                    |   Senior Vice President              |
|--------------------------------------------|     ###-##-####         |--------------------|--------------------------------------|
|                (Street)                    |                         | 5. If Amendment,   |                                      |
|                                            |                         |    Date of Original|7. Individual or Joint/Group Filing   |
| Raleigh          NC                27607   |                         |    (Month/Year)    |   (Check applicable line)            |
|--------------------------------------------|----------------------------------------------|    X    Form Filed by One            |
| (City)           (State)           (Zip)   |                                              |   ----  Reporting Person             |
|                                            |                                              |         Form Filed by More Than      |
|                                            |                                              |   ----- One Reporting Person         |
|----------------------------------------------------------------------------------------------------------------------------------|
|                        TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED                         |
|----------------------------------------------------------------------------------------------------------------------------------|
|1. Title of Security |2. Transaction     |3. Transac-   |4. Securities Acquired (A) | 5. Amount of Se-   |6. Owner-    |7. Nature |
|   (Instr. 3)        |   Date            |   tion Code  |   or Disposed of (D)      |    curities Benefi-|   ship      |   of In- |
|                     |   (Month/Day      |   (Instr. 8) |                           |    cially Owned at |   Form:     |   direct |
|                     |      Year)        |              |                           |    End of Month    |   Direct    |   Benefi-|
|                     |                   |              |   (Instr. 3, 4 and 5)     |    (Instr. 3 and 4)|   (D) or    |   cial   |
|                     |                   |--------------|---------------------------|                    |   Indirect  |   Owner- |
|                     |                   |Code    V     |    Amount  | A) or | Price|                    |   (I)       |   ship   |
|                     |                   |              |            | D)    |      |                    |   (Instr. 4)|   (Instr.|
| Common Stock        |   4/20/1999       |  M           |   9,000    |   A   | 22.00|                    |      D      |   4)     |
|---------------------|-------------------|--------------|------------|-------|------|--------------------|-------------|----------|
| Common Stock        |   4/20/1999       |  M           |  12,000    |   A   | 20.00|                    |      D      |          |
|---------------------|-------------------|--------------|------------|-------|------|--------------------|-------------|----------|
| Common Stock        |   4/20/1999       |  M           |  10,000    |   A   | 24.25|                    |      D      |          |
|---------------------|-------------------|--------------|------------|-------|------|--------------------|-------------|----------|
| Common Stock        |   4/21/1999       |  S           |  31,000    |   D   |64.375|            4,383   |      D      |          |
|---------------------|-------------------|--------------|------------|-------|------|--------------------|-------------|----------|
| Common Stock        |                   |              |            |       |      |              150   |      I      | Spouse   |
|---------------------|-------------------|--------------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |              |            |       |      |                    |             |          |
|---------------------|-------------------|--------------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |              |            |       |      |                    |             |          |
|---------------------|-------------------|--------------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |              |            |       |      |                    |             |          |
|---------------------|-------------------|--------------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |              |            |       |      |                    |             |          |
------------------------------------------------------------------------------------------------------------------------------------

                                                      (Print or Type Response)

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


FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
|1. Title of Derivative |2. Conver-  |3. Trans- |4. Trans- |  5. Number of  |  6. Date Exer-   | 7. Title and Amount | 8. Price    |
|   Security            |   sion or  |   action |   action |    Derivative  |     cisable and  |    of Underlying    |     of      |
|   (Instr. 3)          |   Exercise |   Date   |   Code   |    Securities  |     Expiration   |    Securities       |    Deriv-   |
|                       |   Price of |   (Month/|   (Instr.|    Acquired (A)|     Date         |   (Instr. 3 and 4)  |    ative    |
|                       |   Deriv-   |   Day/   |   8)     |    or Disposed |    (Month/Day/   |                     |    Secur-   |
|                       |            |   Year)  |          |    4, and 5)   |     Year         |                     |    ity      |
|                       |            |          |          |                |------------------|---------------------|   (Instr. 5)|
|                       |            |          |          |                | Date   |Expira-  |         |  Amount or|             |
|                       |            |          |----------|----------------| Exer-  |tion     |  Title  |  Number of|             |
|                       |            |          | Code| V  |   (A)  |  (D)  | cisable|Date     |         |  Shares   |             |
|-----------------------|------------|----------|-----|----|--------|-------|--------|---------|---------|-----------|-------------|
|Employee Stock Option  |     22.00  | 4/20/1999|  M  |    |        |  9,000|8/2/97  |8/2/2004 |Common   |   9,000   |             |
|(right to buy)         |            |          |     |    |        |       |        |         |Stock    |           |             |
|-----------------------|------------|----------|-----|----|--------|-------|--------|---------|---------|-----------|-------------|
|Employee Stock Option  |     20.00  | 4/20/1999|  M  |    |        | 12,000|8/3/98  |8/3/2005 |Common   |  12,000   |             |
|(right to buy)         |            |          |     |    |        |       |        |         |Stock    |           |             |
|-----------------------|------------|----------|-----|----|--------|-------|--------|---------|---------|-----------|-------------|
|Employee Stock Option  |     24.25  | 4/20/1999|  M  |    |        | 10,000|7/10/98 |7/10/2006|Common   |  10,000   |             |
|(right to buy)         |            |          |     |    |        |       |        |         |Stock    |           |             |
|-----------------------|------------|----------|-----|----|--------|-------|--------|---------|---------|-----------|-------------|
|                       |            |          |     |    |        |       |        |         |         |           |             |
|                       |            |          |     |    |        |       |        |         |         |           |             |
|-----------------------|------------|----------|-----|----|--------|-------|--------|---------|---------|-----------|-------------|
|                       |            |          |     |    |        |       |        |         |         |           |             |
|                       |            |          |     |    |        |       |        |         |         |           |             |
|-----------------------|------------|----------|-----|----|--------|-------|--------|---------|---------|-----------|-------------|
|                       |            |          |     |    |        |       |        |         |         |           |             |
|                       |            |          |     |    |        |       |        |         |         |           |             |
|----------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------
|   9.  Number of     |      10. Ownership            |   11. Nature of      |
|       Derivative    |          Form of              |       Indirect       |
|       Securities    |          Derivative           |       Beneficial     |
|       Beneficially  |          Security:            |       Ownership      |
|       Owned at End  |          Direct (D)           |       (Instr. 4)     |
|       of Month      |          or Indirect (I)      |                      |
|       (Instr. 4)    |          (Instr. 4)           |                      |
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                0    |               D               |                      |
|---------------------|-------------------------------|----------------------|
|                0    |               D               |                      |
|---------------------|-------------------------------|----------------------|
|            5,000    |               D               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
------------------------------------------------------------------------------
Explanation of Responses:
(1) Intentional misstatements or omissions of facts constitute Federal Criminal Violations.  /s/ Robert R. Winchester       5/4/99
    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                              ----------------------------    -------
                                                                                         **Signature of Reporting Person(1)  Date


Note. File three copies of this form, one of which must be manually signed.                                               Page 2
  If space provided is insufficient, see Instruction 6 for procedure.

